Exhibit 10.8

SEVERANCE AGREEMENT

This AGREEMENT, entered into as of May 1, 1990, by and between GREGORY A. FRYLING (the “Employee”), COOPERVISION, INC., a Delaware corporation (together with itspredecessor, CooperVision Ophthalmic Products, Inc., hereinafter referred to as “CVI”) and THE COOPER COMPANIES,INC., a Delaware corporation (“TCC”):

W I T N E S S E T H:

WHEREAS CVI recognizes that the Employee’s contribution to the betterment of CVI has been substantial; and

WHEREAS CVI believes it to be important both to CVI’s future prosperity and to its general interests to obtain assurance concerning the continuation of the Employee’s employment and to provide the Employee with incentives:

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties agree as follows:

1. Term of Agreement.

This Agreement shall be in effect from the date hereof until the earliest of the following:

(a) The date when the Employee ceases to be employed by CVI or the Companies (as hereinafter defined), if no severance benefit is provided under this Agreement as a result of the employment termination; or

(b) The date when all obligations of the parties under this Agreement have been satisfied, if the Employee ceases to be employed by CVI or the Companies and a severance benefit is provided under this Agreement as a result of the employment termination.

2. Employment and Compensation.

(a) Subject to the terms and conditions of this Agreement, CVI agrees to employ the Employee during the Employment Period (as hereinafter defined), and the Employee agrees to be so employed, either (i) as Controller of CooperVision, Inc., or (ii) in such other capacity of comparable stature within CVI, TCC, or any new business unit acquired by, or subsidiary of, TCC or CVI (collectively, the “Companies”), to which Employee is assigned by the President of CVI; provided, however, that the Employee’s approval shall be required for any assignment pursuant to Section

2(a) (ii) if and only if such assignment would both (x) require the Employee to be based at a principal workplace other than that maintained at such time by Richard W. Turner and (y) require the employee to be based more than 50 miles from the location of the CVI corporate headquarters in Connecticut. In the event of an assignment to any of the Companies other than CVI, then all references to CVI in this Agreement shall be deemed to be references to such entity.

(b) Annual Base Salary: During the Employee’s employment hereunder, CVI shall pay the Employee a salary at the rate of not less than $92,000 (Ninety-two Thousand Dollars) per annum (“Annual Base Salary”), payable in equal regular installments on the 15th and last day of each month. The Board of Directors of TCC may from time to time, in its sole and absolute discretion, increase the Employee’s Annual Base Salary. Any such increased salary shall become the Annual Base Salary on and after the effective date of such increase.

(c) Incentive Payment Plan: The Employee shall be eligible to participate in the CVI Incentive Payment Plan (“IPP”) at the 30% award level. Such IPP bonus shall be payable to the Employee if and only if (i) the Board of Directors of TCC shall have approved criteria for the earning of an IPP bonus by CVI employees and (ii) such criteria shall have been achieved and IPP bonuses shall have been paid thereunder to other eligible CVI employees.

(d) Restricted Stock Grant:

(i) TCC agrees to submit for stockholder approval, not later than at the next annual stockholders meeting of the Company, a new incentive stock plan. Promptly following the approval of such plan, the Employee shall be granted the right to purchase 7,500 shares of restricted common stock of TCC at a purchase price of $0.10 per, share (the “Restricted Shares”), to be purchased and held in accordance with the terms of such incentive stock plan (the “Plan”). The restrictions on the Restricted Shares shall be removed as set forth in Section 2(d) (ii) hereof.

(ii) The restrictions on the Restricted Shares shall be removed in the following percentages of the total number of such shares, provided the average closing price of TCC’s common stock over a consecutive thirty day period achieves the indicated stock price during the Employment Period:

Stock Price	% Unrestricted
$4.43	20%
5.22	40%
6.16	60%
7.27	80%
8.58	100%

Promptly following the last day of the Employment Period, the Employee shall sell to TCC, and TCC shall repurchase, at $0.10 per share all the Restricted Shares from which restrictions shall not have been removed pursuant to this

Section 2(d) during the Employment Period. Notwithstanding the foregoing, upon a resignation following a Change in Control, pursuant to Section 5 hereof, all restrictions shall, be removed from the Restricted Shares and the certificates evidencing such shares promptly shall be delivered to the Employee. The Employee agrees to execute a restricted stock agreement with respect to the Restricted Shares in a form reasonably acceptable to counsel to CVI and TCC.

(e) Relocation Expenses and Allowance: The Employee agrees to relocate to the State of Connecticut for the purpose of maintaining his primary workplace at the new CVI headquarters. TCC shall reimburse the Employee for the reasonable expense associated with such relocation in accordance with TCC’s Employee Transfer Expense Policy dated August 21, 1989; except that, with respect to such relocation to Connecticut, the Employee waives any right, pursuant to Section IV.C of such policy or otherwise, to reimbursement by TCC or CVI of any loss incurred upon the sale of the Employee’s house in California. Upon such relocation, the CVI agrees to pay to Employee a one-time lump sum transition allowance in the amount of $22,000 (Twenty-two Thousand Dollars).

(f) Benefits: During the Employment Period, the Employee shall participate in all employee benefit plans and receive such fringe benefits as are from time to time made generally available to CVI’S management including, without limitation, life insurance, accidental death and dismemberment insurance, surgical, medical and hospital expense benefits, long-term disability plans, Stock Purchase Savings and Retirement Income Plans. Upon presentation of appropriate documentation, CVI shall reimburse the Employee for all proper expenses incurred by him in the performance of his duties, in accordance with the policies and procedures established by CVI.

3. Involuntary Termination Without Cause.

If CVI terminates the Employee’s employment without Cause, CVI shall pay the Employee a severance benefit as set forth in Section          hereof, and TCC shall deliver to the Employee all certificates evidencing those of the Restricted Shares from which restrictions shall have been removed, pursuant to Section 2(d), prior to the Date of Termination. Promptly following such termination, the Employee shall sell to TCC and TCC shall repurchase at $0.10 per share, all of the Restricted Shares from which restrictions shall not have been removed prior to the Date of Termination. For purposes of this Agreement, a termination without cause shall include but not be limited to the Employee ceasing to be employed by the Companies as a result of the Employee’s continuing in the employ of a division, subsidiary or other business unit of the Companies that has been sold, transferred or otherwise conveyed to an unaffiliated third party. CVI shall give the Employee not less than 90 days’ advance notice in writing of any termination without Cause.

4. Resignation for Good Reason.

If the Employee terminates his employment for Good Reason then, following the Date of Termination, CVI shall pay the Employee a severance benefit as set forth in Section          hereof, and TCC shall deliver to the Employee all certificates evidencing those of the Restricted Shares from which restrictions shall have been removed, pursuant to Section 2(d), prior to the Date of Termination. Promptly following such termination, the Employee shall sell to TCC, and TCC shall repurchase at $0.10 per share, all of the Restricted Shares from which restrictions shall not have been removed, pursuant to Section 2(d), prior to the Date of Termination.

5. Resignation After Change in Control.

If the Employee terminates his employment without Good Reason within 90 days after a Change in Control, CVI shall pay the Employee a severance benefit as set forth in

Section      hereof; in addition, all restrictions shall be removed from the Restricted Shares and the certificates, evidencing such shares shall be delivered by TCC to the Employee promptly following the Date of Termination.

6. Resignation With Notice.

If the Employee terminates his employment other than pursuant to Section 4, 5 or 7 hereof, and provided that the Employee shall have given CVI not less than 30 days’ advance written notice of such termination, then CVI shall pay to the Employee a severance benefit in an amount equal to 30 days’ of the Employee’s Annual Base Salary and CVI shall have no further obligations to the Employee under this Agreement other than for those benefits provided under CVI’s Retirement Income and Stock Purchase Savings Plan or those benefits, if any, which CVI is required by law to provide notwithstanding any agreement to the contrary. Promptly following such resignation, the Employee shall sell to TCC, and TCC shall repurchase at $0.10 per share, all the Restricted Shares from which restrictions shall not have been removed, pursuant to Section 2(d), prior to the Date of Termination.

7. Relocation.

If the Company notifies the Employee that his principal workplace will be moved to any location more than 50 miles from his present principal workplace except to any location maintained as a headquarters of any business unit acquired by TCC or by CVI and the Employee elects not to relocate, then the Employee’s employment shall terminate on the relocation date specified in the notice referred to in this Section 7 and the Company shall pay the Employee a severance benefit as set forth in Section          hereof, and TCC shall deliver to the Employee all certificates evidencing those of the Restricted Shares from which restrictions shall have been removed, pursuant to Section 2 (d), prior to the Date of Termination. Promptly following such termination, the Employee shall sell to TCC, and TCC shall repurchase at $0.10 per share, all of the Restricted Shares from which restrictions shall not have been removed prior to the Date of Termination. CVI shall give the Employee not less than 90 days’ advance notice of any relocation described in this Section 7. The Employee shall consent to or decline the relocation within 30 days of receipt of notice. The Employee hereby consents to the relocation of his principal workplace to the State of Connecticut as set forth in Section 2(e), or to another headquarters location maintained by any business unit acquired by TCC by CVI, and hereby waives any right to benefits pursuant to this Section 7 on account of such relocations. Following any relocation of the Employee pursuant to this Section 7, the location of the CVI corporate headquarters in Connecticut or of the afore-referenced headquarters location maintained by any business unit acquired by TCC or by CVI shall be deemed to be Employee’s principal workplace for the purpose of this Section 7.

8. Death.

If the Employee’s employment shall be terminated by reason of his death, CVI shall pay to such person as the Employee shall have designated in a notice filed with CVI or, if no such person shall have been designated, to the Employee’s estate, Employee’s Annual Base Salary through the date of death, and TCC shall deliver to the Employee all certificates evidencing those of the Restricted Shares from which restrictions shall have been removed, pursuant to Section 2(d), prior to the Date of Termination. Promptly following such termination, the Employee shall sell to TCC, and TCC shall repurchase at $0.10 per share, all of the Restricted Shares from which restrictions shall not have been removed prior to the Date of Termination.

9. Termination for Cause.

If the Company terminates the Employee’s employment for Cause, CVI shall pay to the Employee his Annual Base Salary through the Date of Termination and CVI shall have no further obligations to the Employee under this Agreement other than for those benefits provided under CVI’S Retirement Income and Stock Purchase Savings Plan or those benefits, if any, which CVI is required by law to provide notwithstanding any agreement to the contrary. Promptly following such termination, the Employee shall sell to TCC, and TCC shall repurchase at $0.10 per share, all the Restricted Shares from which restrictions shall not have been removed prior to the Date of Termination.

10. Payment of Severance Benefit.

(a) Amount. If the Employee becomes entitled to a severance benefit under Sections 3, 4, 5 or 7 of this Agreement, the Employee shall be entitled to such severance benefit as follows: (i) If the Date of Termination occurs on or before the date twelve months from the date of this Agreement, the severance benefit shall be in an amount equal to 18 months’ Annual Base Salary; (ii) If the Date of Termination occurs after the date twelve months from the date of this Agreement, the severance benefit shall be in an amount equal to 12 months’ Annual Base Salary

(b) Election. If the Employee becomes entitled to a severance benefit under Sections 3, 4, 5 or 7 of this Agreement, he may elect whether such benefit is to be paid in a lump sum under Subsection (c) below or in installments under Subsection (d) below. Such an election shall be submitted to the Company in writing within five business days after the Date of Termination. If the Employee fails to submit a timely written election to CVI, such benefit shall be paid in a lump sum under Subsection (c) below.

(c) Lump Sum. A benefit payable under this Subsection (c) shall be paid in a single lump sum within 10 business days after the Date of Termination.

(d) Installments. A benefit payable under this Subsection (d) shall be paid by continuing the Employee’s Annual Base Salary in accordance with CVI’S regular payroll practices until such benefit is exhausted, commencing with the period next following the last payroll period during which the Employee was employed by CVI.

(e) Withholding. All payments made under this Agreement shall be subject to reduction to reflect any withholding taxes or other amounts required by applicable law or regulation.

(f) Death. Any amount payable under this Section 10 after the Employee’s death shall be paid to the beneficiary or beneficiaries designated by him for this purpose in writing or, if there is no surviving beneficiary, to his estate.

11. Group Insurance.

(a) General. If the Employee becomes entitled to a benefit payable under Section 3, 4, 5 or 7 hereof the Employee’s participation (including dependent coverage) in the life, accident, disability, health and dental insurance plans of CVI, shall be continued, or equivalent benefits provided by CVI at no cost to the Employee until the earlier of 12 months following the Date of Termination or the date the Employee becomes covered by equivalent benefits by a subsequent employer;

(b) Coordination with COBRA Coverage. For purposes of determining the required duration of any contribution coverage under CVI’s health care plans mandated by law, the period of any continued coverage under this Agreement following the termination of the Employee’s employment shall be counted as all or part of such required duration.

12. Other Benefits.

If the Employee becomes entitled to a benefit under Section 3, 4, 5 or 7, he shall also receive the following benefits:

(a) The Employee shall be entitled to receive a pro rata share of any amounts payable, if any, under the CVI Headquarters Incentive Payment Plan approved by the Board of Directors of TCC, based on the number of months the Employee served as an employee during the fiscal year completed or already underway, payable if and when other participants in the Plan receive payment from CVI thereunder.

(b) The Employee shall fully vest in all benefits due under CVI’s Retirement Income Plan or, if prohibited by the terms thereof, shall be entitled to receive benefits substantially equivalent to the benefits accrued thereunder. Whether benefits are substantially equivalent for purposes of the preceding sentence shall be determined without regards to the tax consequences thereof.

13. No Mitigation Required.

The Employee shall not be required to mitigate the amount of any benefit provided under this Agreement by seeking new employment or otherwise.

14. Competitive Activity.

During the Employment Period and for a further period of one year thereafter, the Employee shall not:

(a) Participate, without the written consent of the Board of Directors or a person authorized thereby, in the management or control of, or act as an executive for or employee of, any business operation or any enterprise if such operation or enterprise engages in substantial competition with any material line of business at the time actively conducted by the Companies or any of their respective subsidiaries, divisions, affiliates or new business or business units; provided, however, that the foregoing shall not include the mere ownership of not more than five percent of the equity securities of any enterprise or the participation in an investment banking firm or otherwise engaging in investment banking activities and in that capacity serving or advising enterprises in competition with the Companies;

(b) Solicit, in competition with the Companies, any person who is a customer of the business conducted by the Companies or of any business in which the Companies are substantially engaged at any time during the Employment Period; and

(c) Induce or attempt to persuade any employee of the Companies to terminate his or her employment relationship in order to enter into competitive employment.

15. Unauthorized Disclosure.

During the Employment Period and for a further period of ten years thereafter, the Employee shall not, except as required by any court or administrative agency,

without the written consent of the Board of Directors or a person authorized thereby, disclose to any person, other, than an employee of CVI or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Employee of his duties to CVI, any confidential information obtained by him while in the employ of CVI with respect to any of CVI’s inventions, processes, customers, methods of distribution, methods of manufacturing, attorney-client communications, pending or contemplated acquisitions, other trade secrets, or any other material which CVI is obliged to keep confidential pursuant to any confidentiality agreement or protective order; provided, however, that confidential information shall not include any information now know or which becomes known generally to the public (other than as a result of an unauthorized disclosure by The Employee) or any information of a type not otherwise considered confidential by a person engaged in the same business or a business similar to that conducted by the Companies.

16. Scope of Covenants; Remedies.

The following provisions shall apply to the covenants contained in Section 14 and 15 hereof;

(a) The covenants contained in Sections 14(a) and 14(b) shall apply within the territories in which any of the Companies are actively engaged in the conduct of business during the Employment Period including, without limitation, the territories in which customers are then being solicited;

(b) Without limiting the right of CVI to pursue all other legal and equitable remedies available for violation by the Employee of the covenants contained in Sections 14 and 15 hereof, it is expressly agreed by the Employee and CVI that such other remedies cannot fully compensate CVI for any such violation and that CVI shall be entitled to injunctive relief to prevent any such violation or any continuing violation thereof;

(c) Each party intends and agrees that if, in any action before any court or agency legally empowered to enforce the covenants contained in Sections 14 and 15 hereof, any term, restriction, covenant or promise contained therein is found to be unreasonable and accordingly unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency; and

(d) The covenants contained in Sections 14 and 15 shall survive the conclusion of the Employment Period.

17. Miscellaneous Provisions.

(a) Limitation on Severance Benefits. The severance benefits set forth in Sections 3, 4, 5, 6, 7 and 8 of this Agreement shall be mutually exclusive. Nothing contained herein shall be construed to permit the payment of severance benefits under more than one of said Sections 3, 4, 5, 6, 7 and 8.

(b) Excess Parachute Cap. In the event that any payments or benefits received or to be received by the Employee pursuant to this Agreement in connection with a Change in Control as defined herein or upon the termination of the Employee’s employment would not be deductible to CVI, in whole or in part, as a result of Section 280G of the Internal Revenue Code, then such payments or benefits shall be reduced by the minimum amounts necessary so that no portion thereof is not deductible. Any determination with regard to whether or not any such payment or benefits would be deductible as a result of Section 280G shall be made by tax counsel selected by CVI’S independent auditors, in accordance with the principles of Section 280G.

(c) Delivery of Notice. All notices, requests, demands and other communications made pursuant to this Agreement shall be in writing and shall be deemed duly given (a) if delivered by hand, at the time delivered or (b) if mailed, at the time mailed at any general or branch United States Post Office enclosed in a registered or certified postpaid envelope addresses to the respective parties as follows:

If to CVI:

c/o The Cooper Companies, Inc.

3145 Porter Drive

Palo Alto, California 94304

Att: Corporate Secretary

with a copy to:

250 Park Avenue

6th Floor

New York, New York 10177

Att: General Counsel

If to The Employee:

c/o The Cooper Companies, Inc.

3145 Porter Drive

Palo Alto, California 94304

with a copy to:

or to such other address as either party may have previously furnished to the other in writing in the manner set forth above, provided that such notice of change of address shall only be effective upon receipt.

(d) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and CVI. No waiver by either party of any breach of, or of compliance with, any condition or provision shall be construed as a waiver of any breach of, or or compliance with, any other condition or provision or of the same condition or provision at another time.

(e) Assignment and Successors. Neither party shall assign any right or delegate any obligation hereunder without the other party’s written consent, and any purported assignment or delegation by a party hereto without the other party’s written consent shall be void. CVI shall require any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of CVI’s business and/or assets, by an agreement in substance and form satisfactory to the Employee, to assume this Agreement in the same manner and to the same extent as CVI would be required to perform it in the absence of a succession. CVI’s failure to obtain such agreement prior to the effectiveness of a succession shall be a breach of this Agreement and shall entitle the Employee to all of the compensation and benefits to which he would have been entitled hereunder if CVI had involuntarily terminated his employment without Cause on the date when such succession becomes effective. For all purposes under this Agreement, the term “Company” shall include any successor to CVI’s business and/or assets which executes and delivers the assumption agreement described in the preceding sentence of this Subsection (d) or which becomes bound by this Agreement by operation of law. This Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

(f) Whole Agreement. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth or incorporated in this Agreement have been made or entered into by either party with respect to the subject matter hereof. Effective as of the date hereof, this Agreement supersedes any prior employment or severance agreement between the Employee and CVI.

(g) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York.

(h) Severability. The invalidity of enforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

18. Definitions.

(a) “Cause” shall mean (i) gross misconduct injurious to CVI or the Companies, as determined in a written opinion rendered to TCC’s board of directors by outside counsel, (ii) conduct by the Employee constituting or competitive activity in violation of Section 14; or (iii) the willful making by the Employee of any unauthorized disclosure in violation of Section 15.

(b) “Change in Control” shall mean that: (i) a sufficient number of individuals who were not nominated by management are elevated to the board of directors of the TCC to constitute 50% or more of the TCC’s board of directors; (ii) the TCC’s stockholders adopt a plan of liquidation; or (iii) a third party, pursuant to a tender offer to the TCC’s stockholders, acquires at least a majority of the shares of Common Stock of the Company.

(c) “Good Reason” shall mean: (i) a reduction in the Employee’s rate of compensation or fringe benefits; (ii) any assignment to the Employee of any duties which are not mutually acceptable to the parties hereto, other than (x) those assigned to him on the date of this Agreement, or (y) those assigned pursuant to Section 2(a); or (iii) any removal of the Employee from, or any failure to reelect the Employee to, any of the positions held by him on the date of this Agreement, except in connection with: (x) the termination of the Employee’s employment for Cause; or (y) the assignment of the Employee to any other position pursuant to Section 2(a).

(d) “Employment Period” shall be that period commencing on the date hereof and continuing until the Date of Termination.

(e) “Date of Termination” shall mean (i) if the Employee’s employment is terminated by his death, the date of his death; (ii) in the case of a termination by CVI pursuant to Section 9, the date specified in the notice of termination; (iii) in the case of a termination by CVI other than pursuant to Section 9, the date specified in the notice of termination which date shall be at least 90 days after the date of such notice; (iv) in the case of a termination by the Employee, the date specified in the notice of termination, which date shall be at least 90 days after the date of such notice

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of CVI and TCC by their respective duly authorized officer, as of the day and year first above written.

/s/ Gregory A. Fryling
Gregory A. Fryling

COOPERVISION, INC.

By	/s/ Richard W. Turner
Richard W. Turner
President

THE COOPER COMPANIES, INC.

By	/s/ Steven G. Singer
Steven G. Singer
Executive Vice-President

COOPERVISION, INC.

200 WILLOWBROOK OFFICE PARK

FAIRPORT, NEW YORK 14550

VIA FEDERAL EXPRESS

February 12, 1993

Mr. Gregory A. Fryling

2 Corporate Drive - Suite 600

Shelton, Connecticut 06484

Re:	Severance Agreement, Dated May 21, 1990, By and Among You, The Cooper Companies, Inc. and CooperVision, Inc.

Dear Greg:

Reference is made to the above-referenced Severance Agreement. Capitalized terms used but not defined herein shall have the same meaning as set forth in the Severance Agreement.

As we have discussed, TCC desires to elect you (in addition to your duties on behalf of CooperVision and the Cooper Healthcare Group) as Vice-President, Business Development of TCC, and induce your relocation to its New York City/New Jersey area office. This letter will set forth the terms and conditions upon which we have each agreed to undertake that assignment and relocation. This letter shall be deemed to amend your Severance Agreement in every respect necessary to carry out the intent and purpose hereof, unless and until a more formal amendment is executed by each of us.

You agree to relocate your principal place of business to TCC’s New York City/New Jersey area office. You will continue to be employed by CooperVision, Inc. (“CVI”), but assume the additional duties of Vice-President, Business Development of TCC, reporting-to the Chief Operating Officer of TCC. TCC agrees that it shall not cause your principal place of business to be in any location in New Jersey more than 10 miles from Fort Lee, New Jersey unless such location is as close or closer to your new home than Fort Lee, New Jersey.

Effective as of November 1, 1992, in lieu of your current compensation arrangement, you will be employed at an Annual Base Salary of $130,000, and be eligible to participate in TCC’s IPP at the 40% award level. You will receive a monthly automobile allowance in the amount of $250 per month. During the Employment Period, for a period of 30 months following your relocation, TCC shall pay you a monthly stipend of $2,333.33, which shall not be considered Annual Base Salary for any purposes including calculation of benefits, severance or IPP awards. Your entitlement to cash payments upon a termination by reason of your death shall be amended so that, in the event that you were to die during the Employment Period, your estate would be entitled to a cash severance payment in the amount of 150% of Annual Base Salary. TCC may, at its option, elect to obtain key man life insurance to insure against that risk, in which case you will be responsible for completing all applications, forms and examinations needed to obtain such coverage.

Upon your relocation, TCC shall reimburse your reasonable out-of-pocket moving expenses, along with those closing costs reimbursable under current TCC policy. TCC shall also make available to you a 30 month term loan to assist in purchasing a new house. Such loan shall be in a principal amount not to exceed $70,000 and shall be secured by a valid and enforceable 1st or 2nd lien of mortgage on your new home, and shall accrue interest at a rate of 9% per annum. In no event shall the total of all financing secured by your new home exceed 80% of the lesser of the purchase price or the fair market value thereof. The loan may be prepaid at any time, without penalty. Principal shall be repaid during the Employment Period at a rate of not less than $2,333.33 per month until repaid in full. Provided that your employment continues for 30 months from the date the loan is advanced, and provided that you shall have repaid principal as provided above, TCC shall forgive the accrued interest on such date. In the event that your employment is terminated before all principal is repaid, the balance of such principal and all accrued interest shall become due in full 30 days from the Date of Termination; provided, however, that if your employment is terminated by TCC for any reason other than for Cause, or terminated by you for Good Reason, and provided that you shall have theretofore repaid principal as provided above, TCC shall forgive the remaining principal and accrued interest on the Date of Termination.

As discussed, circumstance prohibits TCC from affording you the “Change of Management” protection that you have requested. However, in recognition of your rationale for accepting this position, we agree that upon a “Change of Management,” to be defined as none of A. Thomas Bender, Nicholas J. Pichotta, Steven G. Singer or You serving as TCC’s Chief Operating or Chief Executive Officer, you may elect to be relocated back to Shelton, Connecticut, to serve in an appropriate Vice-President’s capacity at CSI, (or to any other mutually acceptable position at any of TCC’s operating subsidiaries) and shall be reimbursed for such relocation in accordance with standard TCC policy.

If the foregoing correctly reflects your understanding, please sign a copy of this letter in the space provided below.

Very truly yours,

COOPERVISION, INC.		THE COOPER COMPANIES, INC.

By:	/s/ Steven G. Singer	By:	/s/ Steven G. Singer
	Steven G. Singer		Steven G. Singer

AGREED AND ACCEPTED THIS
12th DAY OF FEBRUARY, 1993

/s/ Gregory A. Fryling
Gregory A. Fryling

CONFIDENTIAL

[GRAPHIC APPEARS HERE]

Date	June 2, 1994

To :	Greg Fryling

cc:	Bob Weiss
Bob Holcombe

From:	Tom Bender [ /s/ Tom Bender]

Subject:	New Compensation and Relocation Package – CVP Assignment

Greg, in response to your memo of May 31, 1994... here is where we are and what I can do:

Salary - $160,000 will be paid to you as agreed (I have attached two P-11 Forms indicating how we are paying you). The first P-11 ($149,875) will be eligible for future merit adjustments.

IPP - is fine.

Stock Options - I have sent a recommendation to the Board for a major stock option grant... you are included... I expect action by the Board on this grant early July, 1994.

Automobile Allowance - Currently you are entitled to a $250.00 monthly allowance. Please increase to $500.00 a month beginning June 1, 1994.

You did not ask for this, but for consistency and internal equity reasons I have chosen to make this adjustment.

Relocation - Greg, I must stick to company policy on this, but let me explain specifically what we will do:

A) Only those moving expenses you cannot personally deduct will be grossed up... we would not leave you hanging, but I don’t think it is fair for employees to make money on a move either.

B) We discussed the trips, and agree with the three.

C) Interim living arrangements as stated in your memo is fine.

D) Housing loan is fine... i.e., terms of February 12, 1993 Agreement.

E) I will go up to $10,000 for incidental coverage, but not $25,000.

The Cooper Companies, Inc.
1 Bridge Plaza, Sixth Floor
Fort Lee, NJ 07024
(201) 585-5100
FAX (201) 585-5355

A. Thomas Bender
Executive Vice President
Chief Operating Officer

Greg Fryling

June 2, 1994

F)	Extending Severance Agreement beyond one year is a very sensitive issue with the Board. I won’t even try, but I will commit to your request for the company to pay for relocation if terminated without cause with a cap of $10,000.

Be aware that the February 12, 1993 Severance Agreement remains in place (some triggering adjustments must be modified, and this agreement does give your estate 150% of your base salary).

Greg, I believe these terms are fair and in line with a consistency we must adhere to for all of our employees.

Southern California is a great place to live and the opportunity at CVP will be rewarding for you and Cooper.

TB/sma.mac